Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES EXTENSION OF EARLY TENDER DATE

AND INTERIM RESULTS OF CASH TENDER OFFERS

TAMPA, March 4, 2010 – As previously announced, TECO Energy, Inc. (NYSE: TE) (“TECO Energy”), and its wholly owned subsidiary, TECO Finance, Inc. (“TECO Finance” and together with TECO Energy, the “Issuers”), have made three separate cash tender offers for up to $300 million aggregate principal amount of four separate series of outstanding debt securities of the Issuers. The tender offers have been made pursuant to the Offer to Purchase, dated February 22, 2010 (as modified by this press release, the “Offer to Purchase”), and the related Letter of Transmittal, dated February 22, 2010 (the “Letter of Transmittal”), which together set forth a more detailed description of the terms and conditions of the tender offers.

The tender offers consist of three separate tender offers, with one tender offer being made by TECO Energy to purchase any and all of its outstanding 7.20% Notes due 2011 (CUSIP No. 872375AC4) and its outstanding 7.00% Notes due 2012 (CUSIP No. 872375AG5), and two tender offers being made by TECO Finance to purchase up to the applicable maximum principal amount, as set forth in the Offer to Purchase, of its outstanding 7.20% Notes due 2011 (CUSIP Nos. 87875UAA0 and 87875UAD4) and its outstanding 7.00% Notes due 2012 (CUSIP No. 87875UAB8).

The early tender date for each tender offer, previously scheduled for 5:00 p.m., New York City time, on Wednesday, March 3, 2010, has been extended to 11:59 p.m., New York City time, on Friday, March 19, 2010, unless further extended or earlier terminated by the applicable Issuers. Accordingly, the early tender date is now the same as the expiration date for all of the tender offers and all holders whose notes are accepted for payment pursuant to the tender offers will be eligible to receive the premium available for accepted notes tendered prior to the early tender date, namely $30 per $1,000 principal amount of notes (the “early tender premium”). While the tender offers have been amended to permit all holders tendering their notes prior to the expiration date to be eligible to receive the early tender premium, withdrawal rights have not be extended. Withdrawal rights terminated at 5:00 p.m., New York City time, on March 3, 2010.

As of 5:00 p.m., New York City time, on March 3, 2010, the prior early tender date, the following notes were validly tendered and not withdrawn in the tender offers, and on the settlement date (which is currently expected to be March 22, 2010) the holders thereof will be eligible to receive the applicable tender offer consideration (as specified in the table below), subject to certain conditions, including, without limitation, the financing condition and the maximum amounts for the TECO Finance notes subject to the waterfall maximum tender offers, as set forth in the Offer to Purchase.

Issuer	CUSIP Number	Title of Security	Principal Amount Outstanding	Principal Amount Tendered as of 5:00 p.m. New York City Time on March 3, 2010	Tender Offer Consideration (per $1,000 Principal Amount of Notes Purchased) (1)

Any and All Tender Offer

TECO Energy	872375AC4	7.20% Notes due 2011	$191,729,000	$40,452,000	$1,098.20

TECO Energy	872375AG5	7.00% Notes due 2012	$100,204,000	$25,737,000	$1,132.42

Waterfall Maximum Tender Offers

TECO Finance	87875UAA0 87875UAD4	7.20% Notes due 2011	$171,827,000	$156,724,000	$1,098.20

TECO Finance	87875UAB8	7.00% Notes due 2012	$236,240,000	$135,143,000	$1,132.42

(1)	Includes accrued and unpaid interest assuming a settlement date on March 22, 2010.

Holders of notes subject to the tender offers who have not already tendered their notes may continue to do so at any time at or before 11:59 p.m., New York City time, on March 19, 2010, unless the Issuers extend or earlier terminate the applicable tender offer.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are serving as the dealer managers for the tender offers. Global Bondholder Services Corporation is acting as the depositary and information agent.

Neither the Issuers, the dealer managers nor the depositary and information agent make any recommendation as to whether holders of notes subject to the tender offers should tender or refrain from tendering such notes.

The obligation of the Issuers to accept any notes tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offers to purchase the notes are only being made pursuant to the tender offer documents, including the Offer to Purchase that the Issuers are distributing to holders of notes. The tender offers are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

About TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

NOTE: This press release contains forward-looking statements about the ability to complete the offers, which are subject to the inherent uncertainties in predicting future results and conditions, including the ability to successfully close a registered offering of TECO Finance notes. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2009.

Contact:	Investors (Mark Kane)	Media (Rick Morera)
	813-228-1772	813-228-4945